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                                                                      EXHIBIT 15



June 22, 1999

Ohio Edison Company

We are aware that Ohio Edison Company (the Company) has incorporated by reference in its Registration Statement No. 333-05277 its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated May 14, 1999 covering the unaudited interim financial information of the Company contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP